Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 (Nos. 333-152310, 333-141100 and 333-164889), Form S-8 (Nos. 333-1267574, 333-130337 and 333-161409) and Form S-11 (No. 333-121883) of Medical Properties Trust, Inc. of our report dated May 1, 2012, relating to the consolidated balance sheets of Prime Healthcare Services, Inc. and Subsidiaries as of December 31, 2011 and 2010 and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended, which report is included in this Annual Report of Medical Properties Trust, Inc. (Form 10-K/A) for the year ended December 31, 2011.

/s/ Moss Adams LLP

Irvine, California

September 21, 2012